Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal Fourth Quarter and Full Year 2014

~ Announces Quarterly Cash Dividend ~

~ Provides 2015 Outlook ~

Centennial, CO – February 26, 2015 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 45.8% of National CineMedia, LLC (NCM LLC), the operator of the largest in-theatre digital media network in North America, today announced consolidated results for the fiscal fourth quarter and fiscal year ended January 1, 2015.

Total revenue for the fourth quarter of 2014 increased 0.3% to $123.1 million from $122.7 million for the comparable quarter last year. Excluding revenue from the Fathom Events division that was sold in December 2013, advertising revenue increased 13.9% from $108.1 million for the fourth quarter of 2013. Adjusted OIBDA excluding Fathom Events increased 22.3% to $72.5 million from $59.3 million for the fourth quarter of 2013. Net income for the fourth quarter of 2014 was $8.1 million, or $0.14 per diluted share compared to net income of $19.0 million, or $0.32 per diluted share for the fourth quarter of 2013. Excluding $3.8 million in pre-tax costs associated with the proposed merger with Screenvision in the fourth quarter of 2014, the impact of the Fathom business on the fourth quarter of 2013 and 2014 and non-cash impairment charges in 2013, net income for the fourth quarter of 2014 would have decreased to $0.18 per diluted share, compared to $0.19 per diluted share, for the fourth quarter of 2013.

For the year ended January 1, 2015, total revenue decreased 14.9% to $394.0 million from $462.8 million for the year ended December 26, 2013. Excluding revenue from the Fathom Events division that was sold in December 2013, advertising revenue decreased 7.6% from $426.3 million for the year ended December 26, 2013. Adjusted OIBDA excluding Fathom Events decreased 12.6% to $199.3 million from $228.0 million for the year ended December 26, 2013. Net income for the year ended January 1, 2015 was $13.4 million, or $0.23 per diluted share compared to net income of $41.2 million, or $0.73 per diluted share for the year ended December 26, 2013. Excluding $7.5 million in pre-tax costs in 2014 associated with the proposed merger with Screenvision, the impact of the Fathom business on 2013 and 2014 and impairment charges in 2013, net income for the year ended January 1, 2015 would have decreased to $0.31 per diluted share, compared to $0.57 per diluted share, for the year ended December 26, 2013.

The Company announced today that its Board of Directors has authorized the Company’s regular quarterly cash dividend of $0.22 per share of common stock. The dividend will be paid on March 26, 2015 to stockholders of record on March 12, 2015. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors consistent with the Company’s intention to distribute over time a substantial portion of its free cash flow in the form of dividends to its stockholders. The declaration, payment, timing and amount of any future dividends payable will be at the sole discretion of the Board of Directors who will take into account general economic and business conditions, the Company’s financial condition, available cash, current and anticipated cash needs, and any other factors that the Board of Directors considers relevant.

Commenting on the Company’s 2014 results, Kurt Hall, NCM’s Chairman and CEO said, “2014 was a rollercoaster year for our company as the impact of new digital technology and the continued expansion of online content accelerated changes in consumer viewing habits. Despite these competitive pressures, we finished the year strong with Q4 2014 Adjusted OIBDA growth of 22% over the prior year (excluding Fathom). We are projecting further growth in 2015 as our effective competition in the TV upfront process produced national commitments for calendar 2015 that were nearly 75% higher than those booked going into 2014.”

Mr. Hall concluded, “Our ability to continue to compete more effectively in the broader video advertising marketplace will be closely tied to our continued success in the TV upfront sales process and the further expansion of our network. Further network expansion will enable us to offer marketers the broad audiences required to create meaningful targeted campaigns and the market coverage ubiquity that is now offered by our video advertising competitors, including broadcast, cable, online and mobile networks.”

Revenue excluding Fathom Events, Adjusted OIBDA and Adjusted OIBDA excluding Fathom Events are non-GAAP measures. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurements.

Supplemental Information

Integration payments due from Cinemark and AMC associated with Rave Theatres for the fourth quarter of 2014 and 2013 and the year ended January 1, 2015 and December 26, 2013 were $0.8 million, $0.7 million, $2.2 million and $2.8 million, respectively. The integration payments were recorded as a reduction of an intangible asset.

First Quarter and Full Year 2015 Outlook

For the first quarter of 2015, the Company expects total revenue to be up 7% to 11% and Adjusted OIBDA is expected to be up 11% to 24% from the first quarter of 2014. The Company expects total revenue in the range of $75.0 million to $78.0 million during the first quarter of 2015, compared to total revenue for the first quarter of 2014 of $70.2 million and Adjusted OIBDA in the range of $25.0 million to $28.0 million during the first quarter of 2015 compared to Adjusted OIBDA for the first quarter of 2014 of $22.6 million.

For the full year 2015, the Company expects total revenue to be up 7% to 10% and Adjusted OIBDA is expected to be up 5% to 10% from the full year 2014. The Company expects total revenue in the range of $422.0 million to $432.0 million for the full year 2015, compared to total revenue for the full year 2014 of $394.0 million and Adjusted OIBDA in the range of $210.0 million to $220.0 million for the full year 2015 compared to Adjusted OIBDA for the full year 2014 of $199.3 million.

The above outlook does not include any impact from the proposed merger with Screenvision and any legal expenses that may be incurred associated with the antitrust lawsuit by the Department of Justice seeking to enjoin the merger are excluded from Adjusted OIBDA.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties February 26, 2015 at 5:00 P.M. Eastern time. The live call can be accessed by dialing 1-877-407-9039 or for international participants 1-201-689-8470. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, March 12, 2015, by dialing 1-877-870-5176 or for international participants 1-858-384-5517, and entering conference ID 13600536.

About National CineMedia, Inc.

National CineMedia (NCM) is the #1 weekend network in America and the largest cinema advertising network reaching moviegoers on-screen, on-site, online and on mobile devices. NCM offers captivating entertainment content, national reach and unparalleled audience engagement across its digital in-theater network of over 20,100 screens in approximately 1,600 theaters in 183 Designated Market Areas® (49 of the top 50). During 2014, over 700 million moviegoers attended theaters that exclusively present NCM’s FirstLook pre-show program, including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK), Regal Entertainment Group (NYSE: RGC), and over 40 other leading regional theater circuit affiliates. National CineMedia, Inc. (NASDAQ:NCMI) owns a 45.8% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements providing guidance and projections for first quarter and full year 2015, the dividend policy, network expansion, competition in the broader advertising marketplace and the merger with Screenvision. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) economic conditions, including the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) level of theatre attendance; 5) our ability to renew or replace expiring advertising and content contracts; 6) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 7) fluctuations in operating costs; 8) changes in interest rates; 9) changes in accounting principles; and 10) the outcome of our defense of the Screenvision merger with the Department of Justice and the Company’s ability to timely and successfully integrate Screenvision’s operations into those of NCM LLC and achieve the anticipated expense synergies and increased revenue and earnings. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; the proposed Screenvision merger; any future noncash impairments of intangible and fixed assets; amounts related to litigation; merger termination payments or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 26, 2013, for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com

NATIONAL CINEMEDIA, INC.

Condensed Consolidated Statements of Income

Unaudited

($ in millions, except per share data)

	Quarter Ended		Year Ended
	January 1, 2015	December 26, 2013	January 1, 2015	December 26, 2013
REVENUE:
Advertising (including revenue from founding members of $10.3, $10.0, $38.7 and $41.6, respectively)	$123.1	$108.1	$394.0	$426.3
Fathom Events	—	14.6	—	36.5

Total	123.1	122.7	394.0	462.8

OPERATING EXPENSES:
Advertising operating costs	8.3	7.3	26.4	29.0
Fathom Events operating costs	—	10.1	—	25.5
Network costs	4.9	4.2	18.3	19.4
Theatre access fees—founding members	18.3	17.0	70.6	69.4
Selling and marketing costs	13.8	14.8	57.6	61.5
Merger-related administrative costs	3.8	—	7.5	—
Other administrative and other costs	7.9	6.5	29.5	29.4
Depreciation and amortization	8.2	7.8	32.4	26.6

Total	65.2	67.7	242.3	260.8

OPERATING INCOME	57.9	55.0	151.7	202.0

NON-OPERATING EXPENSES:
Interest on borrowings	13.8	12.7	52.6	51.6
Interest income	(0.6)	(0.1)	(1.8)	(0.4)
Accretion of interest on the discounted payable to founding members under tax receivable agreement	3.8	3.7	14.6	13.9
Amortization of terminated derivatives	2.4	2.5	10.0	10.3
Impairment of investment	—	0.8	—	0.8
Gain on sale of Fathom Events	—	(25.4)	—	(25.4)
Other non-operating expense	(0.1)	—	0.8	1.2

Total	19.3	(5.8)	76.2	52.0

INCOME BEFORE INCOME TAXES	38.6	60.8	75.5	150.0

Income tax expense	5.7	7.2	9.9	20.2

CONSOLIDATED NET INCOME	32.9	53.6	65.6	129.8
Less: Net income attributable to noncontrolling interests	24.8	34.6	52.2	88.6

NET INCOME ATTRIBUTABLE TO NCM, INC.	$8.1	$19.0	$13.4	$41.2

EARNINGS PER COMMON SHARE:
Basic	$0.14	$0.33	$0.23	$0.74
Diluted	$0.14	$0.32	$0.23	$0.73

NATIONAL CINEMEDIA, INC.

Selected Condensed Balance Sheet Data

Unaudited ($ in millions)

	As of
	January 1, 2015	December 26, 2013
Cash, cash equivalents and marketable securities	$80.6	$126.0
Receivables, net	116.5	120.4
Property and equipment, net	22.4	25.6
Total assets	991.4	1,067.3
Borrowings	892.0	890.0
Total equity/(deficit)	(208.7)	(146.1)
Total liabilities and equity	991.4	1,067.3

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

	Quarter and Year Ended
	January 1, 2015	December 26, 2013
Total Screens (100% Digital) at Period End (1)(6)	20,109	19,878
Founding Member Screens at Period End (2)(6)	16,497	16,562
DCN (Digital Content Network) Screens at Period End (3)(6)	19,251	19,054

	Quarter Ended		Year Ended
(in millions)	January 1, 2015	December 26, 2013	January 1, 2015	December 26, 2013
Total Attendance for Period (4)(6)	182.8	165.5	688.2	699.2
Founding Member Attendance for Period (5)(6)	155.6	142.9	588.7	598.4
Capital Expenditures	$1.8	$2.4	$8.8	$10.6

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the total founding member screens.
(3)	Represents the total number of screens that are connected to the DCN.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.
(6)	Excludes screens and attendance associated with certain AMC Rave and Cinemark Rave theatres for all periods presented.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(In millions, except advertising revenue per attendee, margin and per share data)

	Quarter Ended		Year Ended
	January 1, 2015	December 26, 2013	January 1, 2015	December 26, 2013
Revenue breakout:
National advertising revenue	$84.8	$69.0	$258.8	$295.0
Local advertising revenue	$28.1	$29.2	$96.8	$89.9

Total advertising revenue (excluding beverage)	$112.9	$98.2	$355.6	$384.9

Total advertising revenue	$123.1	$108.1	$394.0	$426.3
Total revenue	$123.1	$122.7	$394.0	$462.8

Per attendee data:
National advertising revenue per attendee	$0.464	$0.417	$0.376	$0.422
Local advertising revenue per attendee	$0.154	$0.176	$0.141	$0.129
Total advertising revenue (excluding beverage) per attendee	$0.618	$0.593	$0.517	$0.550
Total advertising revenue per attendee	$0.673	$0.653	$0.573	$0.610
Total attendance (1)	182.8	165.5	688.2	699.2

Other operating data:
Operating income	$57.9	$55.0	$151.7	$202.0
OIBDA	$66.1	$62.8	$184.1	$228.6
Adjusted OIBDA	$72.5	$62.5	$199.3	$234.5
Adjusted OIBDA margin	58.9%	50.9%	50.6%	50.7%
Income per share – basic	$0.14	$0.33	$0.23	$0.74
Income per share – diluted	$0.14	$0.32	$0.23	$0.73

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes screens and attendance associated with certain AMC Rave and Cinemark Rave theatres for all periods presented.

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (“OIBDA”), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents consolidated net income plus income tax expense, interest and other costs and depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA non-cash share based compensation costs and merger-related administrative costs. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, non-cash share based compensation programs, levels of mergers and acquisitions, interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs or costs associated with the proposed Screenvision merger. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that consolidated net income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.

The following tables reconcile consolidated net income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended		Year Ended
	January 1, 2015	December 26, 2013	January 1, 2015	December 26, 2013
Consolidated net income	$32.9	$53.6	$65.6	$129.8
Income tax expense	5.7	7.2	9.9	20.2
Interest and other non-operating costs	19.3	(5.8)	76.2	52.0
Depreciation and amortization	8.2	7.8	32.4	26.6

OIBDA	$66.1	$62.8	$184.1	$228.6
Share-based compensation costs (1)	2.6	(0.3)	7.7	5.9
Merger-related administrative costs (2)	3.8	—	7.5	—

Adjusted OIBDA	$72.5	$62.5	$199.3	$234.5

Total revenue	$123.1	$122.7	$394.0	$462.8

Adjusted OIBDA margin	58.9%	50.9%	50.6%	50.7%

Adjusted OIBDA	$72.5	$62.5	$199.3	$234.5
Rave theatres integration payments	0.8	0.7	2.2	2.8

Adjusted OIBDA after integration payments	$73.3	$63.2	$201.5	$237.3

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.
(2)	Merger-related administrative costs represent legal, accounting, advisory and other professional fees associated with the proposed merger with Screenvision and are included in administrative expense in the accompanying financial statements.

Outlook (in millions)

	Quarter Ending April 2, 2015		Year Ending December 31, 2015
	NCM, Inc.		NCM, Inc.
	Low	High	Low	High
Consolidated net income	$(4.8)	$(4.6)	$78.6	$81.7
Income tax expense	(1.7)	(1.9)	13.4	13.8
Interest and other non-operating costs	17.5	18.5	66.0	68.0
Depreciation and amortization	8.0	8.5	34.5	35.5

OIBDA	19.0	20.5	192.5	199.0
Share-based compensation costs (1)	3.0	3.5	12.5	13.0
Merger-related administrative costs (2)	3.0	4.0	5.0	8.0

Adjusted OIBDA	$25.0	$28.0	$210.0	$220.0

Total revenue	$75.0	$78.0	$422.0	$432.0

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.
(2)	Merger-related administrative costs represent legal, accounting, advisory and other professional fees associated with the proposed merger with Screenvision and are included in administrative expense in the accompanying financial statements.

Revenue and Adjusted OIBDA excluding Fathom Events

Revenue excluding Fathom Events and Adjusted OIBDA excluding Fathom Events are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. Revenue excluding Fathom Events represents total revenue less revenue of our Fathom Events operating segment which was sold on December 26, 2013. Adjusted OIBDA excluding Fathom Events represents Adjusted OIBDA (defined above) less operating income of our Fathom Events operating segment. These non-GAAP financial measures are used to provide readers a comparison of our fourth quarter and full year 2014 results and outlook for the fourth quarter and full year 2014 to our results in the comparable period of 2013 without the Fathom Events operating segment included. The Company believes these are important supplemental measures because they eliminate a portion of our business that was disposed of to highlight trends in its ongoing business that may not otherwise be apparent when relying solely on GAAP financial measures. Revenue excluding Fathom Events and Adjusted OIBDA excluding Fathom Events should not be regarded as an alternative to revenue, operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that revenue and consolidated net income are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles total revenue to revenue excluding Fathom Events for the periods presented (dollars in millions):

	Quarter Ended	Year Ended
	December 26, 2013	December 26, 2013
Revenue	$122.7	$462.8
Fathom Events revenue	(14.6)	(36.5)

Revenue excluding Fathom Events	$108.1	$426.3

The following table reconciles consolidated net income to Adjusted OIBDA excluding Fathom Events for the periods presented (dollars in millions):

	Quarter Ended	Year Ended
	December 26, 2013	December 26, 2013
Consolidated net income	$53.6	$129.8
Income tax expense	7.2	20.2
Interest and other non-operating costs	(5.8)	52.0
Depreciation and amortization	7.8	26.6
Fathom operating income	(3.2)	(6.5)
Share-based compensation costs (1)	(0.3)	5.9

Adjusted OIBDA excluding Fathom Events	$59.3	$228.0

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Net Income and Earnings per Share Excluding Merger-Related Administrative Costs, Fathom Events and Impairment Charges

Net income and earnings per share excluding merger-related administrative costs, Fathom Events and impairment charges are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. Net income and earnings per share excluding merger-related administrative costs, Fathom Events and impairment charges are calculated using reported net income and earnings per share and the merger-related administrative costs and the results of the Fathom Events operating segment and impairment charges shown in the below table. These non-GAAP financial measures are used by management as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Net income excluding merger-related administrative costs, Fathom Events and impairment charges should not be regarded as an alternative to net income and should not be regarded as an alternative to earnings per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net income and earnings per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income and earnings per share as reported to net income and earnings per share excluding merger-related administrative costs, Fathom Events and impairment charges for the periods presented (dollars in millions):

	Quarter Ended		Year Ended
	January 1, 2015	December 26, 2013	January 1, 2015	December 26, 2013
Net income as reported	$8.1	$19.0	$13.4	$41.2
Impairment of investment	—	0.8	—	0.8
Gain on sale of Fathom Events	—	(25.4)	—	(25.4)
Merger-related administrative costs (1)	3.8	—	7.5	—
Fathom Events operating income	—	(3.2)	—	(6.5)
Fathom Events non-operating expense	0.7	—	0.7	—
Effect of noncontrolling interests (54.2%, 53.9%, 54.2% and 53.7%, respectively) (2)	(0.4)	15.0	(0.4)	16.7
Effect of provision for income taxes (38% effective rate)	(1.6)	4.9	(3.0)	5.5

Net effect of adjusting items	2.5	(7.9)	4.8	(8.9)

Net income excluding adjusting items	$10.6	$11.1	18.2	$32.3

Weighted Average Shares Outstanding as reported
Basic	58,749,819	58,355,989	58,709,534	56,014,404
Diluted	59,041,545	59,119,150	59,005,320	56,628,457
Weighted Average Shares Outstanding as adjusted
Basic	58,749,819	58,355,989	58,709,534	56,014,404
Diluted	59,041,545	59,119,150	59,005,320	56,628,457
Basic income per share as reported	$0.14	$0.33	$0.23	$0.74
Net effect of adjusting items	0.04	(0.14)	0.08	(0.16)

Basic income per share excluding adjusting items	$0.18	$0.19	$0.31	$0.58

Diluted income per share as reported	$0.14	$0.32	$0.23	$0.73
Net effect of adjusting items	0.04	(0.13)	0.08	(0.16)

Diluted income per share excluding adjusting items	$0.18	$0.19	$0.31	$0.57

(1)	Merger-related administrative costs represent legal, accounting, advisory and other professional fees associated with the proposed merger with Screenvision and are included in administrative expense in the accompanying financial statements.
(2)	The effect of noncontrolling interests was not included for the merger related costs because they were only recorded at NCM, Inc. and not at NCM LLC and therefore, the expenses were not attributable to noncontrolling interests.